FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions to begin Restoration Work in Florida

 Company Expects Additional Revenue of $3-$5 Million Over 12 Month Period
as a Result of New Work From Recent Hurricane Activity

 Dallas, Texas, September 14, 2004 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today that it has commenced restoration services in Florida in response to the recent hurricanes.  The company will employ the restoration expertise from its P.W. Stephens subsidiary in California to perform hurricane disaster repairs in Florida as part of the services that its Florida-based subsidiary Southern Exposure will provide.  The Company anticipates additional revenue of $3-5 million from these activities will be realized by the end of the second quarter of 2005.These revenues are not in its current guidance.

To facilitate the opportunity, the company announced that it will enter into a strategic alliance with Summers-Perini, a licensed general contractor in Florida, Georgia, North Carolina and South Carolina. The firm will act as construction manager while Home Solutions will perform the majority of the repair work associated with the storm's damage. The company intends to maintain a fire and water restoration business in South Florida.

"Unfortunately, the devastation associated with both of these tremendous storms has created an overwhelming need for our services," said Frank Fradella, Home Solutions' Chairman and CEO. "We are scaling our operations in the area as rapidly as possible, to be able to meet the unprecedented demand. We decided to collaborate with Summers-Perini because of its operating knowledge of the disaster stricken areas as well as its knowledge of construction management. Our ability to quickly and seamlessly integrate the services of P.W. Stephens into our Southern Exposure subsidiary provides a powerful example of the synergies that our acquisition strategy provides."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMcorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.